SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the Trustee, U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, has duly caused this statement of eligibility and qualification to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of Milwaukee, State of Wisconsin on the 10th of September, 2021.

By:	/s/ Yvonne Siira
Yvonne Siira
Vice President

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